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                                                                     EXHIBIT 4.4


                         NORTH AMERICAN SCIENTIFIC, INC.
                        2000 EMPLOYEE STOCK PURCHASE PLAN


                                    ARTICLE I

                                  INTRODUCTION

1.01 PURPOSE OF THE PLAN. The North American Scientific, Inc. Employee Stock Purchase Plan (the "Plan") is intended to provide a method whereby employees of North American Scientific, Inc. (the "Company") and its Eligible Subsidiary Corporations (as defined below) will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed in a manner consistent with the requirements of that section of the Code.


                                   ARTICLE II

                                   DEFINITIONS

2.01 "COMPENSATION" shall mean the gross cash compensation (including wage, salary and overtime earnings) paid by the Company or any Eligible Subsidiary Corporation to a participant in accordance with the terms of employment, but excluding all bonus payments, expense allowances, nonqualified deferred compensation and compensation paid in a form other than cash.

2.02   "COMMITTEE" shall mean the individuals described in Article XI.

2.03 "ELIGIBLE SUBSIDIARY CORPORATION" shall mean any present or future corporation which (i) is or becomes a "subsidiary corporation" of North American Scientific Inc., as that term is defined in Section 424 of the Code, and (ii) is designated as a participating employer in the Plan by the Committee on Schedule 2.03 hereto.

2.04 "EMPLOYEE" shall mean any person, including an officer, who is customarily employed by the Company or any Eligible Subsidiary Corporation for at least twenty (20) hours per week and more than five
       (5) months in a calendar year.

2.05 "OPTION" shall mean the right to purchase shares of Common Stock from the Company at a price per share equal to the option price, as determined under Section 6.02 below.



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2.06   "PLAN REPRESENTATIVE" shall mean any person designated from time to time by the Committee to receive certain notices and take certain other administrative actions relating to participation in the Plan.


                                   ARTICLE III

                          ELIGIBILITY AND PARTICIPATION

3.01 INITIAL ELIGIBILITY. Each Employee who shall have completed six consecutive months of employment with the Company or any corporation or entity acquired by the Company or any Eligible Subsidiary Corporation and shall be employed by the Company or any Eligible Subsidiary Corporation on the date his or her participation in the Plan is to become effective shall be eligible to participate in Offerings (as defined below) under the Plan which commence after such six-month period has concluded. Persons who are not Employees shall not be eligible to participate in the Plan.

3.02 RESTRICTIONS ON PARTICIPATION. Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an option to purchase shares of Common Stock under the Plan:

       (a) if, immediately after the grant, such Employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee); or

       (b) which permits such Employee's rights to purchase stock under all Employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 of fair market value of the stock (determined at the time such option is granted) for each calendar year in which such Option is outstanding at any time.

3.03 COMMENCEMENT OF PARTICIPATION. An eligible Employee may become a participant by completing an authorization for payroll deductions on the form provided by the Company and filing the completed form with the Plan Representative on or before the filing date set therefor by the Committee, which date shall be prior to the Offering Commencement Date (as defined below) for the next following Offering. Payroll deductions for a participant shall commence on the next following Offering Commencement Date after the Employee's authorization for payroll deductions becomes effective and shall continue until termination of the Plan or the participant's earlier termination of participation in the Plan. Each participant in the Plan shall be deemed to continue participation until termination of the Plan or such participant's earlier termination of participation in the Plan pursuant to Article VIII below.



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                                   ARTICLE IV

                     STOCK SUBJECT TO THE PLAN AND OFFERINGS

4.01 STOCK SUBJECT TO THE PLAN. Subject to the provision of Section 12.04 of the Plan, the Company's Board of Directors shall reserve initially for issuance under the Plan an aggregate of three hundred thousand shares (300,000) shares of the Company's common stock (the "Common Stock"), which shares shall be authorized but unissued shares of Common Stock. The Company's Board of Directors may from time to time reserve additional shares of authorized and unissued Common Stock for issuance pursuant to the Plan; provided, however, that at no time shall the number of shares of Common Stock reserved be greater than permitted by applicable law. Shares of Common Stock subject to the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases.

4.02 OFFERINGS. Except as described below with respect to the first year the Plan is in effect, the Plan will be implemented by two annual offerings of the Company's Common Stock each calendar year (the "Offerings"). In each year that the Plan is in effect, the first Offering will begin on January 1 and end on June 30, the second Offering will begin on July 1 and end on December 31. The first day of each Offering shall be deemed the "Offering Commencement Date" and the last day the "Offering Termination Date" for such Offering. The Committee reserves the right to change the duration and frequency of offering periods without prior shareholder approval.


                                    ARTICLE V

                               PAYROLL DEDUCTIONS

5.01 AMOUNT OF DEDUCTION. The form described in Section 2.03 will permit a participant to elect payroll deductions (after tax withholding) of zero percent (0%) or any whole percentage from one percent (1%) through fifteen percent (15%) of such participant's Compensation for each pay period during an Offering.

5.02 PARTICIPANT'S ACCOUNT. All payroll deductions made for a participant shall be credited to an account established for such participant under the Plan. A participant may not make any separate cash payment into such account.

5.03 CHANGES IN PAYROLL DEDUCTIONS. A participant may reduce or increase future payroll deductions (within the limits described in Section 5.01) by filing with the Plan Representative a form provided by the Company for such purpose. Such a reduction or increase in future payroll deductions may only be performed once per participant during an Offering. The effective date of any increase or reduction in future payroll deductions will be the first day of the next pay period succeeding processing of the change form.



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5.04   WITHHOLDING. At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deduction or benefits attributable to sale or early disposition of Common Stock by the Employee.

                                   ARTICLE VI

                               GRANTING OF OPTION

6.01 NUMBER OF OPTION SHARES. On the Offering Commencement Date, each participating Employee shall be deemed to have been granted an option to purchase a maximum number of shares of Common Stock on the Offering Termination Date equal to (i) that percentage of the Employee's Compensation which the Employee has elected to have withheld (but not in any case in excess of 15%) multiplied by (ii) the Employee's Compensation during the Offering then divided by (iii) the applicable Option Price determined as provided in Section 6.02 below.

6.02 OPTION PRICE. The option price of stock purchased with payroll deductions made during any Offering (the "Offering Price") for a participant therein shall be the lesser of:

       (a) 85% of the closing price of the stock on the Offering Commencement Date for such Offering or the nearest prior business day on which trading occurred on the NASDAQ National Market System; or

       (b) 85% of the closing price on the Offering Termination Date for such Offering or the nearest prior business day on which trading occurred on the NASDAQ National Market System. If the Common Stock of the Company is not admitted to trading on any of the aforesaid dates for which closing prices of the stock are to be determined, then reference shall be made to the fair market value of the stock on each such date, as determined on such basis as shall be established or specified for the purpose by the Committee.

                                   ARTICLE VII

                               EXERCISE OF OPTION

7.01 AUTOMATIC EXERCISE. Each Plan participant's option for the purchase of stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on the applicable Offering Termination Date for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in the participant's account at the time will purchase at the applicable Option Price (but not in excess of the number of



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       shares for which outstanding options have been granted to the participant pursuant to Section 6.01).

7.02 FRACTIONAL SHARES. Fractional shares of Common Stock will not be issued under the Plan. Any accumulated payroll deductions which would have been used to purchase fractional shares, unless refunded pursuant to Section 8.01, will be held for the purchase of Common Stock in the next following Offering, without interest.

7.03 EXERCISE OF OPTIONS. During a participant's lifetime, options held by such participant shall be exercisable only by such participant and is not transferable by such participant.

7.04 DELIVERY OF STOCK. As promptly as practicable after the Offering Termination Date of each Offering, the Company will deliver to each participant in such Offering, as appropriate, the shares of Common Stock purchased therein upon exercise of such participant's option. The Company may deliver such shares in certificated or book entry form, at the Company's sole election.

7.05 STOCK TRANSFER RESTRICTIONS. The Plan is intended to satisfy the requirements of Section 423 of the Code. A participant will not obtain the tax benefits of Section 423 of the Code if such participant disposes of shares of Common Stock acquired pursuant to the Plan within two (2) years from the Offering Commencement Date or within one (1) year from the date such Common Stock is purchased by the participant, whichever is later (the "Notice Period."). Each participant shall notify the Committee if the participant disposes of any of the shares purchased during an Offering pursuant to this Plan if such disposition occurs within the Notice Period. Unless such participant is disposing of any of such shares during the Notice Period, such participant shall keep the certificates representing such shares in his or her name (and not in the name of a nominee) during the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends or any certificate representing shares acquired pursuant to this Plan requesting the Company's transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

                                  ARTICLE VIII

                     WITHDRAWAL/TERMINATION OF PARTICIPATION

8.01 IN GENERAL. A participant may stop participating in the Plan at any time by giving written notice to the Plan Representative. Upon processing of any such written notice, no further payroll deductions will be made from the participant's Compensation during such Offering or thereafter, unless and until such participant elects to resume participation in the Plan by providing written notice to the Plan Representative pursuant to Section 3.03, above. A participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form of Schedule 8.01 to this Plan. If the participant elects not to withdraw all (but not less than all) of his or her payroll deductions



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       credited to his or her account, the Employee's funds in his or her account will be considered suspended and will be used to purchase the Company's Common Stock on the next Offering Termination Date and no further payroll deductions will be made under the Plan. If the participant elects to withdraw all (but not less than all) of his or her payroll deductions credited to his or her account, all of the participant's payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the current Offering shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering. If a participant withdraws from an Offering, payroll deductions shall not resume at the beginning of the succeeding Offering unless the participant delivers to the Company a new subscription agreement.

8.02 EFFECT ON SUBSEQUENT PARTICIPATION. A participant's withdrawal from any Offering will not have any effect upon such participant's eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company and for which such participant is otherwise eligible. An approved leave of absence of less than ninety days shall not be treated as a termination of employment.

8.03 TERMINATION OF EMPLOYMENT. Upon a participant's ceasing to be an Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering but not yet used to exercise the option shall be returned to such participant, or, in the case of his or her death, to the person or persons entitled thereto under Section 12.01, and his or her participation in the Plan shall be deemed to be terminated.

                                   ARTICLE IX

                                    INTEREST

9.01 PAYMENT OF INTEREST. No interest will be paid or allowed on any money paid into the Plan or credited to the account of or distributed to any participant Employee.

                                    ARTICLE X

                                      STOCK

10.01 PARTICIPANT'S INTEREST IN OPTION STOCK. No participant will have any interest in shares of Common Stock covered by any option held by such participant until such option has been exercised as provided in Section
       7.01 above.

10.02 REGISTRATION OF STOCK. Shares of Common Stock purchased by a participant under the Plan will be registered in the name of the participant, or, if the participant so directs by written notice to the Plan Representative prior to the Offering Termination Date applicable thereto, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.



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10.03  RESTRICTIONS ON EXERCISE. The Board of Directors may, in its discretion, require as condition to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of such option shall have been duly listed, upon official notice of issuance, upon a stock exchange or market, and that either:

       (a) a registration statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective, or

       (b) the participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is his or her intention to purchase the shares for investment and not for resale or distribution.


                                   ARTICLE XI

                                 ADMINISTRATION

11.01 APPOINTMENT OF COMMITTEE. The Plan shall be administered by the Board of Directors of the Company (the "Board") and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent references to the Board shall also mean the committee if a committee has been appointed.

11.02 AUTHORITY OF BOARD. Subject to the express provisions of the Plan, the Board shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Board's determination of the foregoing matters shall be conclusive. The Board may request advice or assistance or employ such other persons as it in its absolute discretion deems necessary or appropriate for the proper administration of the Plan, including but not limited to employing a brokerage firm, bank, or other financial institution to assist in the purchase of shares, delivery of reports, or other administrative aspects of the Plan. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

                                   ARTICLE XII

                                  MISCELLANEOUS

12.01 DESIGNATION OF BENEFICIARY. A participant may file with the Plan Representative a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash under the Plan upon the participant's death. Such designation of beneficiary may be changed by the participant at any time by written notice to the Plan Representative. Upon the death of a participant and receipt by the Company of proof of identity and existence at the participant's death of a beneficiary validly designated by the participant under the Plan, and subject to
       Article VIII, above, concerning withdrawal from the Plan, the Company shall deliver such shares of Common Stock and/or cash to such beneficiary. In the event



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       of the death of a participant lacking a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares of Common Stock and/or cash to the spouse or to any one or more dependents of the participant, in each case without any further liability of the Company whatsoever under or relating to the Plan. No beneficiary shall, prior to the death of the participant by whom he or she has been designated, acquire any interest in the shares of Common Stock and/or cash credited to the participant under the Plan.

12.02 TRANSFERABILITY. Neither payroll deductions credited to any participant's account nor any option or rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may, in its discretion, treat such act as an election to withdraw from participation in the Plan in accordance with
       Section 8.01.

12.03 USE OF FUNDS. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose. The Company shall not be obligated to segregate such payroll deductions.

12.04  ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

       (a) If, while any options are outstanding under the Plan, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through any reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding options and in the Option Price or Prices applicable to such outstanding options. In addition, in any such event, the number and/or kind of shares which may be offered in the Offerings described in Article IV hereof shall also be proportionately adjusted. No such adjustments shall be made for or in respect of stock dividends. For purposes of this paragraph, any distribution of shares of Common Stock to shareholders in an amount aggregating 20% or more of the outstanding shares of Common Stock shall be deemed a stock split, and any distribution of shares aggregating less than 20% of the outstanding shares of Common Stock shall be deemed a stock dividend.

       (b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporation as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or capital stock of the Company to another corporation, the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the next Offering Termination Date, upon the exercise of such option, for each share as to which such option



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       shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction. The Board of Directors shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 12.04 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which each such holder of any such option might hereafter be entitled to receive.

12.05 AMENDMENT AND TERMINATION. The Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the shareholders of the Company, alter (i) the aggregate number of shares of Common Stock which may be issued under the Plan (except pursuant to Section 12.04 above) or (ii) the class of employees eligible to receive options under the Plan, other than to designate additional Eligible Subsidiary Corporations; and provided further, however, that no termination, modification, or amendment of the Plan may, without the consent of an Employee then having an option under the Plan to purchase shares of Common Stock, adversely affect the rights of such Employee under such option.

12.06 TERM OF PLAN. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company, provided that stockholder approval occurs within one year of the adoption of this Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 12.05 herein.

12.07 NO EMPLOYMENT RIGHTS. The Plan does not, directly or indirectly, create in any person any right with respect to continuation of employment by the Company or any Subsidiary Corporation, and it shall not be deemed to interfere in any way with the Company's or any Subsidiary Corporation's right to terminate, or otherwise modify, any employee's employment at any time.

12.08 REPORTS. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the purchase price, the number of shares purchased and the remaining cash balance, if any.

12.09 COMPANY POLICY PROHIBITING INSIDER TRADING. Nothing in this Plan shall be construed to replace, supersede, nullify, amend, or eliminate the Company's "Statement of Policy Requiring Confidentiality and Prohibiting `Insider Trading.'" Accordingly, all participants in the Plan shall be prohibited from trading in Company Common Stock during the period commencing on the twenty-fifth day of the last month of each calendar quarter and through the second business day following the public release of such prior quarter's earnings results.

12.10 EFFECT OF PLAN. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or



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       trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

12.11 GOVERNING LAW. The law of the State of California will govern all matters relating to this Plan except to the extent superseded by the federal laws of the United States.